Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-190637 and 333-264997) of Stratus Properties Inc. of our report dated March 28, 2024 with respect to the consolidated financial statements of Stratus Properties Inc. for the year ended December 31, 2023, included in this Annual Report on Form 10-K of Stratus Properties Inc. for the year ended December 31, 2023.

/s/ CohnReznick LLP

Dallas, Texas
March 28, 2024